EXHIBIT 10.18

FIRST INDUSTRIAL REALTY TRUST, INC.
2024 STOCK INCENTIVE PLAN
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

Capitalized terms not specifically defined in this Performance-Based Restricted Stock Unit Award Agreement, including appendices attached hereto (“Award Agreement”) have the meanings specified in the Participant’s applicable Award Notice (“Award Notice”) or, if not in such Award Notice, in the First Industrial Realty Trust, Inc. 2024 Stock Incentive Plan, as may be amended from time to time (“2024 Plan”). The Award Notice and the 2024 Plan are incorporated herein by reference.
1.    Grant. Subject to the terms and conditions set forth in this Award Agreement and the 2024 Plan, the Company hereby grants to the Participant the Maximum Performance Units set forth in the Award Notice (“Performance Units”, or “Award”) as of the Grant Date set forth in the Award Notice. Each Performance Unit represents the contingent right of the Participant to receive in the future, subject to the terms and conditions set forth in this Award Agreement and the 2024 Plan, one (1) share of Stock once the Performance Period (defined below) ends. Until the expiration of the Performance Period, the Performance Units shall be credited to the Participant in an unfunded bookkeeping account established for the Participant by the Company. For purposes of this Award Agreement, “Performance Period” shall mean the period commencing on January 1, 2025 and ending on December 31, 2027.
2.    Vesting and Forfeiture of Performance Units.
(a)    The number of Performance Units that shall be eligible to become vested as of the last day of the Performance Period shall be based on the level of achievement of the applicable performance targets set forth in Appendix A hereto (each a “Performance Target” and collectively, the “Performance Targets”).
(b)    Except as otherwise provided in this Section 2, the Participant shall forfeit any unvested Performance Units as of the Participant’s Termination of Service, subject to acceleration of vesting pursuant to (i) any employment, consulting or similar service agreement between the Participant and the Company or any Subsidiaries or (ii) otherwise pursuant to the authority of the Committee.
(c)    Upon the Participant’s Termination of Service prior to completion of the Performance Period due to the Participant’s Disability or death, the Performance Period shall end (notwithstanding Section 2(a) above) and the Participant shall become vested in a number of Performance Units based on the level of achievement of the Performance Targets through the date of such Termination of Service in accordance with Section 2(a) above.
(d)    Upon the Participant’s Termination of Service prior to the conclusion of the Performance Period due to the Participant’s Retirement, (i) no unvested Performance Units shall be forfeited upon the Participant’s Retirement and (ii) the Performance Period shall continue and the Participant will remain eligible to become vested in the Performance Units pursuant to Section 2(a) above.
(e)    Upon the consummation of a Change of Control prior to the Participant’s Termination of Service or following the Participant’s Termination of Service due to the Participant’s Retirement, the Performance Period shall end (notwithstanding Section 2(a) above) and the Participant shall become vested in a number of Performance Units based on the level of achievement of the Performance Targets through the date of consummation of the Change of Control in accordance with Section 2(a) above.
(f)    For purposes of this Award Agreement, “Retirement” means the Participant’s voluntary Termination of Service where the Participant: (i) has attained the age of sixty (60) with at least ten (10) consecutive years of service with the Company or an Affiliate or Subsidiary; and (ii) has provided the Company with at least ninety (90) days prior written notice of the proposed date of voluntary Termination of Service. For purposes of this Award, a Participant’s Retirement shall not include: (i) a Termination of Service for “Cause” (as defined in the Participant’s current employment agreement or service agreement, and if not so defined, as defined under the 2024 Plan), as determined in the sole discretion of the Company, (ii) a resignation by the Participant after being notified that the Company has elected to terminate the Participant for Cause (as defined above), (iii) a termination or resignation by the Participant during the pendency of an investigation with respect to the Participant or while the Participant is on a performance improvement plan, or (iv) any other circumstance upon which the Company determines in good faith the Participant is not in good standing at the time of such termination at the sole discretion of the Company.

(g)    All calculations, valuations, and determinations (including, but not limited to, the level of achievement of the Performance Targets) shall be made by the Committee in its sole discretion.
3.    Share Delivery. Delivery of Stock or other amounts under this Award Agreement and the 2024 Plan shall be subject to the following:
(a)    As soon as practicable following the end of the Performance Period (which, for purposes of Section 2(c) above shall be the date of the applicable Termination of Service, for purposes of Section 2(d) above shall be the end of the applicable Performance Period, and for purposes of Section 2(e) above shall be the date of the Change of Control), but in no event later than forty-five (45) days following the end of the Performance Period (provided that, with respect to each Performance Unit that constitutes Deferred Compensation, if such forty-five (45)-day period spans more than one calendar year, settlement shall be made in the later year), one (1) share of Stock shall be issued to the Participant in respect of each vested Performance Unit; provided, however, that, with respect to each Performance Unit that vests pursuant to Section 2(e) above that constitutes Deferred Compensation, settlement of such Performance Unit shall occur upon (i) the consummation of the Change of Control if such Change of Control constitutes a “change in control event” within the meaning of Section 409A of the Code (each, a “409A Change in Control Event”) or (ii) if such Change of Control does not constitute a 409A Change in Control Event, the earliest of (A) sixty (60) days following the end of the Performance Period set forth in Section 2(a) above and (B) the Participant’s Termination of Service.
(b)    To the extent that this Award Agreement and the 2024 Plan provide for the issuance of Stock, such issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any securities exchange or similar entity.
(c)    Notwithstanding any other term of this Award Agreement or the 2024 Plan, the Company shall have no obligation to deliver any Stock or make any other distribution of benefits under this Award Agreement or the 2024 Plan unless such delivery or distribution complies with all applicable laws and the applicable rules of any securities exchange or similar entity.
4.    Rights of Stockholder; Dividend Equivalents. The Participant, by virtue of this Award, shall have no right to receive dividends or distributions with respect to any shares of Stock, or vote any shares of Stock, prior to the issuance of such Stock upon the vesting of Performance Units hereunder. Notwithstanding the foregoing, in lieu of actual dividend rights in connection with the Performance Units, the Participant shall have the right to receive additional shares of Stock or cash (“Dividend Equivalents”) equal in value (calculated using the closing price on the vesting date of the Performance Units) to any cash dividends and property dividends paid with respect to the shares underlying the Performance Units that vest in accordance with their terms; provided, however, that no such Dividend Equivalents shall be payable to or for the benefit of the Participant with respect to record dates for cash dividends or property dividends occurring before the commencement of the Performance Period or on or after the date, if any, on which the Participant has forfeited the Performance Units or this Award has been settled in shares of Stock. Dividend Equivalents shall be delivered simultaneously with the delivery of the shares of Stock underlying the vested Performance Units.
5.    Corporate Transactions. To the extent permitted under Section 409A of the Code, if applicable, in the event of a corporate transaction involving the Company or the shares of Stock of the Company (including any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), this Award shall automatically be adjusted to proportionately and uniformly reflect such transaction; provided, however, that the Committee may otherwise adjust this Award (or prevent such automatic adjustment) as it deems necessary, in its sole discretion, to preserve the benefits or potential benefits of this Award and the 2024 Plan.
6.    Nontransferability. This Award shall not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except by will or the laws of descent and distribution.
7.    Withholding. The Participant shall make appropriate arrangements with the Company, consistent with the provisions of Section 11 of the 2024 Plan and the rules and limitations as may be established by the Committee from time to time, for satisfaction of any applicable tax withholding requirements, or similar requirements, arising out of this Award Agreement. The Participant may elect, subject to such ministerial rules as may be established by the Committee from time to time, to have such tax withholding obligation satisfied, in whole or in part, (a) through cash payment by the Participant,

(b) through the surrender of Stock that the Participant already owns, (c) through the withholding of any compensation or any other amounts payable to the Participant, or (d) by surrendering or authorizing the Company to withhold from shares of Stock to be issued pursuant to this Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would, except as otherwise specifically provided by the Committee, satisfy the withholding amount due (based on the maximum individual statutory rate for each applicable tax jurisdiction, or such lesser amount as may be established by the Company).
8.    Administration. The authority to manage and control the operation and administration of this Award Agreement and the 2024 Plan shall be vested in the Committee, and the Committee shall have all powers with respect to this Award Agreement as it has with respect to the 2024 Plan. Any interpretation of this Award Agreement or the 2024 Plan by the Committee and any decision made by it with respect to this Award Agreement or the 2024 Plan shall be final and binding on all persons.
9.    2024 Plan Governs. Notwithstanding anything in this Award Agreement to the contrary, this Award Agreement shall be subject to the terms of the 2024 Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company; and this Award Agreement shall be subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the 2024 Plan. Notwithstanding anything in this Award Agreement to the contrary, in the event of any discrepancies between the 2024 Plan and this Award Agreement the 2024 Plan shall control; provided that, upon a Change of Control, this Award shall be treated in accordance with the terms of this Award Agreement rather than the terms set forth in Section 14(b) of the 2024 Plan. Further, notwithstanding anything in this Award Agreement to the contrary, in the event of any discrepancies between the corporate records of the Company and this Award Agreement, the corporate records shall control.
10.    Not an Employment Contract. The grant of this Award shall not confer on the Participant any right with respect to continuance of service with the Company or any Affiliate or Subsidiary, nor shall such grant confer any right to future grants of Performance Units, or any other awards in lieu thereof, while employed by the Company or any Affiliate or Subsidiary. The grant shall not interfere in any way with the right of the Company or any Affiliate or Subsidiary to terminate the Participant’s service at any time.
11.    Validity. If any provision of this Award Agreement is determined to be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Award Agreement shall be construed and enforced as if such illegal or invalid provision had never been included herein.
12.    References. References herein to rights and obligations of the Participant shall apply, where appropriate, to the Participant’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Award Agreement.
13.    Notice. Any notice required or permitted to be given under this Award Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:	First Industrial Realty Trust, Inc. One North Wacker Drive, Suite 4200 Chicago, Illinois 60606 Attn: General Counsel

If to the Participant:	At the most recent address on file with the Company.
14.    Counterparts. This Award Agreement may be executed in counterparts, each of which shall constitute one (1) and the same instrument. The Award Notice, the Award Agreement and any other documents related to this Award, and any amendments related to such documents, to the extent signed and delivered by means of electronic mail (including emailed .pdf or any electronic signature, e.g., DocuSign), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. The Participant shall not raise the use of electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was electronically transmitted or communicated as a defense to the formation or enforceability of a contract, and the Participant forever waives any such defense.
15.    Amendment. Without limitation of Section 19 and Section 20 below or as otherwise provided herein, this Award Agreement may be amended in accordance with the provisions of the 2024 Plan and may otherwise be amended by written agreement of the Participant and the Company without the consent of any other person.
16.    Governing Law. This Award Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without reference to the principles of conflict of laws, except to the extent such law is preempted by federal law.
17.    Data Privacy. The Participant agrees to the collection, use, processing and transfer (collectively, “Use”) of certain personal data such as the Participant’s name, salary, job title, and position evaluation rating, along with details of all past awards and current awards outstanding and awarded under the 2024 Plan or otherwise (collectively, “Data”), for the purpose of administering the 2024 Plan, a copy of which the Participant acknowledges having received and understood. The Participant further acknowledges and agrees that the Company and its affiliates and subsidiaries may make Use of the Data amongst themselves or with any other third parties assisting the Company in the administration of the 2024 Plan (collectively, “Data Recipients”). The Participant hereby further authorizes any Data Recipients, including any Data Recipients located in foreign jurisdictions, to continue to make Use of the Data, in electronic or other form, for the purposes of administering the 2024 Plan, including without limitation, any necessary Use of such Data as may be required for the subsequent holding of Stock on the Participant’s behalf by a broker or other third party with whom the Participant may elect to deposit any Stock acquired through the 2024 Plan or otherwise. The Company shall, at all times, take all commercially reasonable efforts to ensure that appropriate safety measures shall be in place to ensure the confidentiality of the Data, and that no Use shall be made of the Data for any purpose other than the administration of the 2024 Plan. The Participant may, at any time, review his or her Data and request necessary amendments to such Data. The Participant may withdraw consent to the Use of the Data herein by notifying the Company in writing; provided, however, that because the Data is essential to the Company’s ability to administer the 2024 Plan and to assess employee admissibility under the 2024 Plan, by withdrawing consent to the Use of the Data, the Participant may affect his or her eligibility to participate in the 2024 Plan. The Participant hereby releases and forever discharges the Company and its affiliates and subsidiaries from any and all claims, demands, actions, causes of action, damages, liabilities, costs, losses and expenses arising out of, or in connection with, the Use of the Data for purposes of administering the 2024 Plan, including without limitation, any and all claims for invasion of privacy, infringement of the Participant’s right of publicity, defamation and any other personal, moral and/or property rights.
18.    Section 409A. It is the intention of the Company that this Award Agreement and each Performance Unit granted hereunder shall comply with the requirements of Section 409A of the Code or be exempt from Section 409A of the Code and, with respect to amounts that are subject to Section 409A of the Code, shall in all respects be administered in accordance with Section 409A of the Code, and this Award Agreement and the 2024 Plan shall be interpreted accordingly. Notwithstanding any provision of this Award Agreement to the contrary, if the Participant is determined to be a “specified employee” for purposes of Section 409A of the Code as of the Participant’s Termination of Service, then, to the extent required to avoid the imposition of tax under Section 409A of the Code, payments due under this Award Agreement that are deemed to be Deferred Compensation shall be subject to a six (6)-month delay following the Termination of Service; and all delayed payments shall be accumulated and paid in a lump-sum payment as of the first day of the seventh month following the Termination of Service (or, if earlier, as of the Participant’s death), with all such delayed payments being credited with interest (compounded monthly) for this period of delay equal to the prime rate in effect on the first day of such six (6)-month period. Any portion of the benefits hereunder that were not otherwise due to be paid during the six (6)-month period following the Termination of Service shall be paid to the Participant in accordance with the payment schedule established herein. The Company does not guarantee that this Award or any payments or benefits that may be made or provided hereunder will satisfy all applicable provisions of Section 409A of the Code or any other Section of the Code.
19.    Section 409A Amendment. The Committee reserves the right (including the right to delegate such right) to unilaterally amend this Award Agreement without the consent of the Participant in order to maintain an exclusion from the application of, or to maintain compliance with, Section 409A of the Code. Any such amendment shall maintain, to the extent practicable, the original intent of the applicable provision. The Participant’s acceptance of this Award constitutes the Participant’s acknowledgement of and consent to such rights of the Company.

20.    Clawback Policy. This Award, and any amount or benefit received hereunder shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any applicable Company clawback policy, as it may be amended from time to time (“Policy”) and any applicable law. The Participant’s acceptance of this Award constitutes the Participant’s acknowledgment of and consent to the Company’s application, implementation and enforcement of (a) the Policy or any similar policy established by the Company that may apply to the Participant and (b) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, as well as the Participant’s express agreement that the Company may take such actions as are necessary to effectuate the Policy, any similar policy (as applicable to the Participant) or applicable law, without further consideration or action.
21.    Electronic Delivery. The Company may, in its sole discretion, decide to deliver the Award Notice, this Award Agreement and any other documents related to participation in the 2024 Plan, or to request the Participant to acknowledge participation in the 2024 Plan or otherwise execute documents required by the Company in connection with the 2024 Plan, by electronic means, and may decide to accept or require electronic signatures and electronic delivery of the Award Notice, this Award Agreement and any other documents by the Participant.

* * * * *

Appendix A
Performance Targets
The number of Performance Units that shall be eligible to become vested shall be based on the achievement of the applicable Performance Targets set forth below.
The Performance Units under this Award shall be separated into two tranches. 30/65 (i.e., 46.15%) of the Performance Units shall be “Nareit All Equity Units” and 35/65 (i.e., 53.85%) of the Performance Units shall be “Peer Group Units,” with corresponding percentages of the Target Performance Units constituting the number of Nareit All Equity Units and Peer Group Units that would vest if performance at the “Target” level is achieved for each tranche (the “Target Nareit Units” and “Target Peer Group Units,” respectively). The determination of the level of achievement of performance of each tranche shall be independently calculated and shall not impact the vesting or not of the other tranche.
The Nareit All Equity Units shall be eligible to become vested based on the percentile rank of the Company’s Total Shareholder Return for the Performance Period relative to the Total Shareholder Return for the Performance Period of the entities that comprise the FTSE Nareit All Equity Index (or, in the event such index is discontinued or its methodology significantly changed during the Performance Period, a comparable index selected by the Committee in good faith) during the entire Performance Period, excluding the Company (each “Nareit Index Company” and, collectively, “Nareit Index Companies”) as determined based upon weighted interpolation in Excel or similar formula (“Nareit Percentile Rank”).
The Peer Group Units shall be eligible to become vested based on the percentile rank of the Company’s Total Shareholder Return for the Performance Period relative to the Total Shareholder Return for the Performance Period of the following companies: Prologis, Inc. (PLD), Rexford Industrial Realty, Inc. (REXR), EastGroup Properties, Inc. (EGP), STAG Industrial, Inc. (STAG), Terreno Realty Corporation (TRNO), LXP Industrial Trust (LXP), Plymouth Industrial REIT, Inc. (PLYM) and Industrial Logistics Properties Trust (ILPT) (each “Peer Group Company” and, collectively, “Peer Group Companies”) as determined using the same methodology as is set forth above for determining the Nareit Percentile Rank (“Peer Group Percentile Rank”). If any Peer Group Company ceases to be publicly-held during the Performance Period or otherwise ceases to provide a meaningful comparison for any reason, including as a result of a change in business, sector or industry focus (as determined by the Committee in its discretion), such company shall be excluded from the Peer Group Companies for purposes of the foregoing calculation and the remaining Peer Group shall remain unchanged; provided, however, that the Committee shall have the discretion in good faith to substitute another publicly traded REIT in similar business as the Company and other Peer Group Companies, in lieu of the company that has been excluded from the Peer Group Companies.
For both the Nareit All Equity Units and the Peer Group Units, if the applicable “Threshold” Performance Target is not achieved, 0% of the respective Target Performance Units shall become vested, and if the applicable “Maximum” Performance Target is exceeded, 225% of the respective Target Performance Units shall become vested. The percentage of Target Performance Units that becomes vested shall be determined based upon weighted interpolation if the level of achievement of the Performance Target falls in between two of the Performance Targets.
For example, if there were eight Nareit Index Companies (exclusive of Company), 2 with a higher Total Shareholder Return, 6 with a lower Total Shareholder Return, then the Nareit Percentile Rank would be calculated using a weighted interpolation calculation methodology as follows:

PLD	48.0%
EGP	46.0%
FR	43.5%
STAG	40.0%
PLYM	30.0%
REXR	28.0%
LXP	25.0%
ILPT	22.0%
TRNO	20.0%
FR Percentile Ranking:	[80.0%-ile*]

A-1

*Calculated using the function: “=PERCENTRANK(PLD:TRNO)”.
The percentile rank is then measured against the Performance Targets below such that, with respect to the Nareit All Equity Units, if the Nareit Percentile Rank is less than the 30th percentile for the Performance Period, the percentage of Target Nareit Units to become vested shall be 0%; if the Nareit Percentile Rank for the Performance Period is equal to the 50th percentile for the Performance Period, the percentage of Target Nareit Units to become vested shall be 100% (“Target”); and if the Nareit Percentile Rank for the Performance Period is equal to or greater than the 80th percentile, the percentage of Target Nareit Units to become vested shall be 225% (“Maximum”). The same methodology will apply to the Peer Group Units with reference to the Performance Targets for the Peer Group Units set forth below.
Using the 80th percentile ranking for the Peer Group companies, and assuming an 50th percentile ranking for the Nareit Index Companies, the total performance units will be the sum of 35/65 times 225%, plus 30/65 times 100%, which is 167.31%. This amount is then multiplied by the number of target units in order to determine the units earned.

“Total Shareholder Return” means, for the Company, each Nareit Index Company and each Peer Group Company, as applicable, the total shareholder return of the relevant entity computed using average total shareholder return data (prepared on a consistent basis) from the first day of the Performance Period (using the closing price of one share of the common equity of such entity (or, if such date is not a trading day, the most recent prior trading day) as the starting stock price) through the last day of the Performance Period (using the average of the closing price of one share of the common equity for such entity for the ten (10) consecutive trading days ending on and including such date (or, if such date is not a trading day, the most recent prior trading day period) as the ending stock price) and assuming contemporaneous reinvestment of dividends (using a dividend reinvestment methodology determined by the Committee to be advisable to provide appropriate comparison among entities); provided, that if the end of the Performance Period is the date upon which a Transactional Change of Control occurs, the ending stock price as of such date for the Company shall be equal to the fair market value in cash, as determined in good faith by the Committee, of the total consideration paid or payable in the transaction resulting in the Transactional Change of Control for one share of Stock. Additionally, appropriate adjustments to Total Shareholder Return shall be made to take into account all stock dividends, stock splits, reverse stock splits and the other similar events that occur during the Performance Period.

“Transactional Change of Control” means a Change of Control resulting from the completion of a tender offer for Stock, a consolidation or merger of the Company or a sale, lease, exchange or other transfer of all or substantially all of the assets of the Company.

Nareit All Equity Units (30/65 of total Performance Units)

	Nareit Percentile Rank	Percentage of Target Nareit Units vested
Threshold	30th Percentile	50%
Target	50th Percentile	100%
Maximum	80th Percentile	225%

Peer Group Units (35/65 of total Performance Units)

	Peer Group Percentile Rank	Percentage of Target Peer Group Units vested
Threshold	30th Percentile	50%
Target	50th Percentile	100%
Maximum	80th Percentile	225%

A-2